UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2008
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-31753 (Commission File Number)	35-2206895 (I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (800) 370-9431
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On April 13, 2008, CapitalSource Inc., a Delaware corporation (“CapitalSource”), CapitalSource TRS Inc., a Delaware corporation and a wholly owned subsidiary of CapitalSource (“TRS”), Fremont General Corporation, a Nevada corporation (“FGC”), Fremont General Credit Corporation (“FGCC”), a California corporation, and Fremont Investment & Loan, a California industrial bank (“FIL”), entered into a Purchase and Assumption Agreement (the “Agreement"). CapitalSource will file applications with the California Department of Financial Institutions and the Federal Deposit Insurance Corporation to form a new California-chartered industrial bank which, subject to the terms and conditions of the Agreement, will assume all of FIL’s deposits and deposit-related liabilities and will acquire and operate certain of FIL’s assets, including FIL’s 22 California retail banking branches, systems and other infrastructure necessary to operate FIL’s retail branch network, approximately $3.0 billion of cash and short-term investments and a commercial real estate participation interest with an outstanding principal balance of approximately $2.7 billion as of March 31, 2008. At March 31, 2008, FIL had deposits of approximately $5.6 billion. CapitalSource and its affiliates are not acquiring FIL, FGC, FGCC, any contingent liabilities or any business operations except FIL’s retail branch network.
     The Agreement provides for a cash purchase price of $58 million plus an amount (such amount not to exceed $140 million) equal to 2% of assumed deposits at closing. The participation interest will be acquired at a 3% discount to its net book value (as such term is defined in the Agreement). In connection with the Agreement, an affiliate of CapitalSource has agreed to lend FIL up to $200 million to the extent of any shortfall between the amount of FIL’s cash on hand and the amount of cash required to be delivered to CapitalSource at the closing to offset assumed deposits. The loan, if any, is to be secured by a perfected first priority security interest in FIL’s interest in receivables for advances made in FIL’s role as servicer for certain loan securitizations.
     The parties have made customary representations, warranties and covenants in the Agreement, including, among others, covenants regarding the conduct of FIL’s business and other activities between the execution of the Agreement and closing.
     Consummation of the transaction is subject to customary conditions, including, without limitation, obtaining required governmental approvals from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions, approval of the transaction by FGC’s stockholders and, under certain circumstances, potential bankruptcy court approval, creation of a new California industrial bank by CapitalSource and FIL’s deposits at closing being at least equal to the principal balance of the participation interest being acquired.
     The Agreement contains certain termination rights for both parties, including, among others, the right of either party to terminate if the transaction is not completed by July 31, 2008.
     The foregoing description of the transaction and the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 2.1 hereto, and is incorporated into this report by reference. The Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties or their respective subsidiaries and affiliates. The Agreement contains representations and warranties of the parties made solely for the benefit of the other parties. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Accordingly, investors should not rely on the representations and warranties in the Agreement as characterizations of the actual state of facts about or condition of the parties or any of their subsidiaries or affiliates.

Item 8.01. Other Events.
     On April 14, 2008, CapitalSource issued a press release announcing the Agreement and posted a presentation regarding the transaction contemplated by the Agreement to the Investor Relations section of its website. A copy of the press release and a copy of the presentation are attached as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
          See Exhibit Index attached to this Form 8-K, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2008	/s/ STEVEN A. MUSELES
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Purchase and Assumption Agreement, dated April 13, 2008, among Fremont General Corporation, Fremont General Credit Corporation, Fremont Investment and Loan, CapitalSource Inc. and CapitalSource TRS Inc. (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

99.1	Press Release issued by CapitalSource Inc. on April 14, 2008.

99.2	Presentation slides posted to the CapitalSource Inc. website on April 14, 2008.